Med-X inc.



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PRESS KIT

FOR IMMEDIATE RELEASE

MED-X, INC. LAUNCHES CANNABIS INDUSTRY'S FIRST REGULATION A+ EQUITY CROWDFUNDING CAMPAIGN

Company's Products to Professionalize the Cannabis Industry by Keeping Medical-Grade, Unregulated Cannabis Safe from Pesticides, Mold and other Harmful Substances

LOS ANGELES (December 15, 2015)

Med-X, Inc. (Med-X) today launched an equity crowdfunding initiative as the next phase in the company's fundraising strategy. The company announced late last month that it had been qualified by the United States Securities and Exchange Commission (SEC) to sell shares to the general public through the Regulation A+ equity crowdfunding initiative, making Med-X the first company in the cannabis industry to be qualified by the SEC for a public offering under these rules. The company will be offering anyone interested in embracing the rapidly emerging cannabis industry, expected to yield billions annually, the chance to reserve shares early.

Blazing the trail with research and development, agriculture, manufacturing and a media division, Med-X's mission is to expand the medical and recreational cannabis industry by educating the community and developing products that are safe, effective and affordable. The company's relationships in the medical and biochemistry fields give it the ability to position itself as a long-term player in the industry.

"We are offering this chance to reserve shares through an equity crowdfunding campaign to give all Americans the chance to be a part of a positive phase in the rapidly evolving cannabis industry," said Dr. David Toomey, CEO of Med-X. "We see tremendous growth potential for the industry at large with both medical and recreational users, as well as a tremendous need for products that the public can trust not to be contaminated with pesticides, mold, or other problematic substances."

In February 2015, Med-X opened its first patient cooperative to cultivate 100% natural and organically grown medical cannabis for its research and development program. Med-X's management team recognized a huge need to bring safe, medical-grade cannabis to the medical community that is free of pesticides, mold and other harmful substances. Medical cannabis dispensaries in California remain unregulated for the most part, despite cannabis' use as a holistic alternative to pharmaceutical drugs. As more states legalize medical and recreational cannabis, cultivation centers are likely to face mandated product testing for potency and contaminants and, as a result, many will subsequently be forced to close if they aren't complying.

Med-X's Nature-Cide product was created to solve the pesticide problem with all natural green solutions and is one of the first to market. Nature-Cide All Purpose Insecticide has been tested safe for cannabis cultivation, is EPA Registered nationally with the states which require registration and has been approved by the Colorado Department of Agriculture for use in cannabis cultivation.

Individuals interested in learning more about the opportunity to reserve shares in Med-X can visit StartEngine.com. Med-X will be one of the first ten companies utilizing StartEngine.com.

SEC DISCLAIMER

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. THE SEC HAS QUALIFIED THAT OFFERING STATEMENT, WHICH ONLY MEANS THAT THE COMPANY MAY MAKE SALES OF THE SECURITIES DESCRIBED BY THE OFFERING STATEMENT. IT DOES NOT MEAN THAT THE SEC HAS APPROVED, PASSED UPON THE MERITS OR PASSED UPON THE ACCURACY OR COMPLETENESS OF THE INFORMATION IN THE OFFERING STATEMENT. YOU MAY OBTAIN A COPY OF THE OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:

MED-X, INC. 8326 REMMET AVENUE CANOGA PARK, CA 91304
HTTP://WWW.STARTENGINE.COM/STARTUP/MED-X

YOU SHOULD READ THE OFFERING CIRCULAR BEFORE MAKING ANY INVESTMENT.

ABOUT MED-X, INC.

Med-X, Inc. is a Nevada corporation formed in February 2014 to cultivate and support the fast paced emerging cannabis industry through such activities as compound identification and extraction of the identified cannabidiol (CBD) compounds for the present medical industry demand. The company also plans to create and publish high quality cannabis industry media content through the company's online media platform, www.marijuanatimes.org to generate revenue from advertisers as well as sell industry related merchandise to patients and consumers. The company is also gearing up to supply products to the cannabis agricultural and provisioning industries through manufacturing partnerships. For more information regarding Med-X, please visit www.medx-rx.com, email info@medx-rx.com or call 818-349-2870.


ALL PURPOSE
INSECTICIDE
Nature-Cide
Specially formulated to eliminate ALL types of insects, in ALL types of cultivation and BEYOND!
Nature-Cide
ALL PURPOSE
INSECTICIDE
OUTDOOR
Safe and effective products for commercial and Household uses!

ABOUT STARTENGINE CROWDFUNDING, INC.

StartEngine is the premier equity crowdfunding platform, connecting entrepreneurs and aspiring investors with tomorrow's progressive companies. Based in Los Angeles, the company was created in 2013 by Howard Marks, co-founder of Activision, and Ron Miller. StartEngine aims to revolutionize the startup business model by helping individuals invest in private companies on a public platform for the first time in history, thereby helping entrepreneurs achieve their dreams. Learn more at http://www.startengine.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements regarding predicted business performance, operating results, financial condition and other aspects of the company, expressed by such language as "expected," "anticipated," "projected" and "forecasted." Please be advised that such statements are estimates only and there is no assurance that the results stated or implied by forward-looking statements will actually be realized by the company. Forward-looking statements may be based on management assumptions that prove to be wrong. The company and its business are subject to substantial risks and potential events beyond its control that would cause material differences between predicted results and actual results, including the company incurring operating losses and experiencing unexpected material adverse events.

Media Contact:
Grant Harvey
grant@crowdfundx.io
805-698-5122

Med-X Inc.

Providing Healthy Living Solutions and Green Integrated Pest Management

Med-X., Inc. is an R&D, agriculture, manufacturing, and media company expanding the medical and recreational cannabis industry. As an emerging world leader in the cannabis industry, Med-X's drive and perseverance are fueled by the team's pure passion for developing products that are safe, effective and affordable to all walks of life.

Led by an experienced team of business and finance professionals, and supported by a team of doctors, scientists, researchers and executives with deep experience, Med-X is a company of the highest integrity and skill. Matthew Mills and his team have a brought a proven track record of success in producing green products that enhance and simplify daily life. With the need for regulation in the medical cannabis sector, the highly educated Med-X team innovates green solutions to treat cannabis plants for pests and molds.

The company's culture is centered around work ethic, family values and creating products that impact people's lives in a positive manner. Nature-Cide's varied product line is already being used commercially by a list of hospitality and pest control distribution partnerships as a green and effective solution to bed bugs and a variety of other pests, as well as by cannabis cultivators in states such as Colorado and California, where the industry is blossoming but also requires fine-tuning. Med-X currently ships Nature-Cide (All-Purpose and Pest Management products) via distribution websites and delivers pest management services commercially throughout Greater Los Angeles area. With the R&D, agriculture, manufacturing and media divisions, Med-X's mission is to expand the medical and recreational cannabis industry by educating the community and developing products that are safe, effective and affordable.

Med-X, Inc.: Nevada corporation formed in February 2014 to innovate and support the fastly emerging medical and recreational cannabis industry.

Core competencies: Compound identification and extraction, media publishing and distribution, agricultural research and development, pharmacy automation, cultivation supplies, business development and product manufacturing, and indoor and outdoor pest control management.

Qualified by the United States Securities and Exchange Commission (SEC) to sell shares to the general public through its Regulation A+ equity crowdfunding initiative.

Operates a cultivation lab/patient cooperative with a mission to cultivate multiple strains of organic medical grade cannabis for patient care. The cooperative patient lab facility is expertly maintained by COO Matthew Mills with CEO Dr. David Toomey's oversight. The goal is to provide a toxin-free alternative to the community and medical providers.

Cannabis has over 85 components with the highest potencies occurring as CBD and THC.

Cannabidiol (CBD) - CBD is a psychotropic component of cannabis that does not alter brain receptors or mental state. CBD strains of cannabis relieve convulsion, inflammation, anxiety, and nausea among other serious medical conditions. CBD is classified by the National Institute of Health as an antioxidant and neuroprotectant with therapeutic properties but is still considered illegal in the United States.

Tetrahydrocannabinol (THC) - THC is the component responsible for psychoactive reactions as it mimics neurotransmitters in the brain and strains that are potent in THC are the common strains used for recreational cannabis use. THC can be used as a pain reliever and numbing agent to manage pain and has been tested to reduce tumor size and cancer cells.

Currently researching and cultivating exclusive cannabis strains. One in particular, Harlequin, has a five-to-two CBD to THC ratio, which many medical patients are interested in using for the healing properties without the intoxicating effects of THC. Med-X can now begin refining the strain, by grafting and cloning to reduce the THC levels even lower.

Key members of the Med-X management team have developed, tested and registered through an affiliate of Med-X the Nature-Cide product, a line of 100% natural pesticides, insecticides, and repellents that have been third-party tested, registered with state EPA offices nationally which require registration, and approved for use on cannabis by the Agriculture Department of Colorado. Med-X has been granted by an affiliate the exclusive worldwide license in perpetuity to further develop, market and sell Nature-Cide to cultivators and other participants in the cannabis industry. This includes a varied product line that can be used indoor, outdoor, commercially, at home, and hydroponically. Nature-Cide is formulated to kill and repel a wide variety of insects including spider mites, flying insects, ants, cockroaches, fleas, ticks, bedbugs and other pests while remaining nontoxic to plants, people and pets.

During 2014, the first year of implementation of legalized medical and recreational marijuana in Colorado, the marijuana market reached total sales of $700 million and is projected to reach $1B in 2016. This year, Colorado has collected almost $70 million in cannabis taxes during that time, nearly double the $42 million collected from alcohol taxes.

Nature-Cide is already used by a large list of hospitality and pest control partners as a green and effective solution to pest problems as well as cannabis cultivators in the pioneering state of Colorado, among others.

Created a digital media platform, The Marijuana Times which educates and informs the cannabis community about the science behind the medicine, medical cannabis laws and regulations, health benefits and industry growth. This media platform will also serve as a marketing venue for any and all products or ventures that the Company embarks on.

THE INDUSTRY AT LARGE

The current value of the legal medical and recreational cannabis markets is $3B, which grew 74% in 2014 and expected to grow by another 32% in 2015. Within the next five years, the legal cannabis industry is expected to outearn the US film industry, the organic foods industry, and even more than triple the revenues of the NFL.

The projected value of US retail sales is $37B resulting from full legalization. This represents a 1,262% increase over 2014 wholesale and retail sales. Twenty-three states have already legalized medical cannabis with eleven more pending legislation in 2015.

The US imports $500M in hemp products each year. Now, under the passing of the 2014 Farm Bill, Americans can finally grow limited quantities of hemp for the first time in 78 years.

Regularly in the twenty-three states where medical cannabis is legal, most medical cannabis patients currently receive cannabis that is riddled with various pesticides and mold from the wide range of unregulated dispensaries. Nature-Cide is one of the only 100% all natural line of pesticides/insecticides registered with the EPA in states that require registration and approved by the Agriculture Department of Colorado for use on cannabis crops within the state.

Currently cannabis is listed nationally as a Schedule I drug as defined by the United States Controlled Substances Act. According to Schedule I, the drug along with other substances has a high potential for abuse. As a growing number of states continue to recognize the medical benefits of medical cannabis, the Company recognizes and believes with continued lobbying efforts nationally, that a change to a listing to a schedule II status is imminent.

A Schedule II drug is defined by the United States Controlled Substances Act as a drug or other substance that has a high potential for abuse and is currently accepted for medical use in treatment in the United States,

For more information regarding Med-X, please visit www.medx-rx.com, email info@medx-rx.com or call **818-349-2870**.



FREQUENTLY ASKED QUESTIONS

1. What is Med-X's ultimate mission in the cannabis industry?

With the R&D, agriculture, manufacturing and a media division, our mission is to expand the medical and recreational cannabis industry by educating the community and developing products that are safe, effective and affordable. We aim to ensure that cannabis grown for medical or recreational use is as safe as possible.

2. Does Med-X sell cannabis?

No, Med-X does not sell cannabis or cultivate to sell at this juncture. The focus of the cultivation lab is to research and develop ancillary products for the industry as well as developing high CBD / low THC strains of medical grade cannabis that are effective and contaminate-free.

3. Can you tell me more about Med-X's leadership?

The Med-X leadership team is composed of successful executives, scientists, and physicians with more than 20 years of experience in their respective fields. The Chief Operations Officer and other Med-X staff members are licensed agricultural pest control applicators in the state of California. Matthew Mills, COO and President, is the visionary and leader of Med-X with years of business and product development experience and has also excelled in corporate structuring and capturing millions in capital for expansion for multiple companies. Running operations is a natural talent the team he has assembled brings to the industry. The CEO Dr. David Toomey works on the science aspect of the Company for product development and implementation, which includes cultivation oversight. Dr. Toomey brings more than a decade of medical industry and patient care experience to his work. Chief Financial Officer Ron Tchorzewski has 35 years of experience in the financial world running publically traded companies as a CFO and financial executive in Silicon Valley. Nick Phillips, the editor in chief of The Marijuana Times as well as the Digital Media manager, brings years of Hollywood film and digital marketing experience to our publication and Company.

4. How is Med-X uniquely positioned to be a leader in the cannabis industry? Who is your top competition? What sets your company apart?

The CEO, COO, and CFO, coupled with the Board of Directors and researchers are a passionate and innovative group of individuals. Nature-Cide was developed and is now positioned in the hospitality and the pest-control industries. Management's continued research and development created a jump-off point as Nature-Cide being a solid natural solution for long-term cannabis cultivation. So, we took the necessary steps to register the product with the 39 EPA state offices which require registration and utilized third-party laboratories to test and prove the efficacy of the product. These steps not only proved the effectiveness of Nature-Cide but proved Nature-Cide to be safe for all applications. Because of this successful work, Nature-Cide was recently approved by the Colorado Agricultural Department as an insecticide product that is approved for use in cannabis cultivation in the important state of Colorado. This propelled us into developing more products such as the Nature-Cide "Insecticidal Soil" while developing our digital media platform, The Marijuana Times.

5. What do you see as the biggest obstacle in the legalization of marijuana? How does Med-X plan to address that?

Currently, cannabis is a Schedule I drug as defined by the United States Controlled Substances Act. According to Schedule I, the drug has a high potential for abuse, and federally has not currently been accepted for medical use for any type of treatment in the United States. Until cannabis is considered a Schedule II drug, there will always be barriers in the way of products, advertising, and financing. Med-X plans to circumvent this by sticking to research and development until legalization does happen, becoming an educator in the space while developing and manufacturing green products, like the Nature-Cide product line for legal cultivation and other ancillary products for the industry. At the same time, the digital media platform will continue to educate and inform driving advertising dollars while multiple states continue to allow medical cannabis into position nationally.

1. What is Regulation A+ Equity Crowdfunding?

In March 2015, the SEC finally moved on rules under Title IV of the JumpStart Our Business Startup (JOBS) Act of 2012, paving the way for private companies to raise up to $50 million from unaccredited investors, subject to investment limits described below. This new rule is known as "Regulation A+" or "Reg A+."

Although there are two tiers to Regulation A+, Med-X, Inc. is pursuing an offering under Tier II. For Tier II, non-accredited individual investors can invest a maximum of the greater of 10% of their net worth or 10% of their net income in a Reg A+ offering (per offering). There is no limit for non-accredited investors in Tier II. Investors are able to self-certify their income or net worth for purposes of the investment limits so there will be no burdensome documentation required to prove income or net worth.

2.) It seems with your low overhead and incredible capital growth you're very appealing to accredited investors. Why the move to Reg A+?

Med-X is the very first in the cannabis sector to qualify for Reg A+. We have investors that have made it very easy for us to build our laboratory on a piece of property that's owned by one of the management team members, so there's very low overhead involved with our operations. Until the federal government changes cannabis to a Schedule II drug our focus will be to continue our research & development on ancillary products for the rest of the industry. Our experience tells us to focus on things we can control including our business plan, education and team building. The rest will fall into place when the timing is right.

3.) What is your next step forward in terms of short-term growth? Looking ahead, how will this capital raise propel you into your next long-term step?

The magazine is just another example of how we are driving a message of education and taking a leadership position. It just so happens that we, as a management team, have put together a cannabis company that focuses on ancillary products, information, research and development, and on bettering cultivation. We are not seeking to distribute cannabis right now, but to get ourselves in a medical position where we can turn real results from research. When cannabis goes from Schedule I to Schedule II, we are positioned in such a great manner that it'll be time for investors like us to start buying up cultivation centers that are run the wrong way. And we will all know exactly why they are being run the wrong way, because of our experience. We will be able to open a cultivation center and start supplying with ease because we've got experience over the last three years of getting ourselves ready for that. So, when cultivation opens up for supply, we are going to be the team that everyone will want to invest in because we have the experience and know-how. This philosophy also could lead the big pharmaceutical companies to us to propel our work faster, as they are going to get into the game as well. Who better to acquire to get a solid stance in the game, but a group of professionals that know the industry backward and forward.

4.) In broad terms, how will your capital be divided into Med-X's different areas of interest?

The focus of our funding will be to market and deliver our proven Nature-Cide products to growers, cultivators and consumers across the nation, while continuing our valuable research in cultivation and to develop and continue to publish original content through The Marijuana Times medium where education and innovation are key. The Marijuana Times will also serve as an advertising venue for products and companies in the cannabis sector that face strict and limiting guidelines regarding cannabis and marijuana-related products and business. Our research and development division is focused on the CBD aspect of cannabis, which couples with our cultivating division. We've already proven that we can grow completely organically without pesticides. Med-X works with trade secrets and efforts and is already taking the necessary steps to refine various cannabis strains for things like pain management, for seizure patients, and so on.

5.) What do you see as the biggest benefit to potential investors who are thinking of choosing Med-X?

Med-X is operated by a powerful and passionate team with years of successful business financing and management behind them. One very clear mission for Med-X is to move away from the stigma of the past and to lead the cannabis industry into a future where cultivation and regulation are done the right way. Because this team has spent many years developing, testing, and manufacturing green products, Med-X is blazing the trail with consumer-ready solutions to the problems that this industry is deemed to face. With medical cannabis legal in twenty-three states and on ballots in eleven more, the cannabis industry is projected to bring in $37B in revenue after full legalization. An investor at this stage stands to capitalize on an amazing opportunity that could yield a massive return as the market explodes.

6.) How can I invest in Med-X, Inc. right now?

Individuals interested in learning more about Med-X, Inc.'s equity crowdfunding campaign opportunity can visit www.startengine.com/startup/med-x to read the offering circular before making any investment.

Med-X, Inc. Cultivation Lab





DR. DAVID TOOMEY

CEO

CEO and Director of Med-X, Inc. since inception. Dr. David Toomey's professional life has been spent as a family physician for more than 24 years and a Hospice Medical Director for the last decade. Over his many years as a physician, Dr. Toomey has also worked as a clinical investigator developing and testing, in clinical trials for multiple companies including major pharmaceutical companies.



MATTHEW MILLS

COO / PRESIDENT / CHAIRMAN OF THE BOARD

COO and President of Med-X, Inc. since inception, Matthew Mills is the company's visionary, he utilizes and implements his vast experience and knowledge in product development, operations, business development, manufacturing, marketing and crowdfunding to position the company for short-term and long-term growth



RONALD J. TCHORZEWSKI

CFO / DIRECTOR

CFO and Director Med-X, Inc. since inception, Ron Tchorzewski has over thirty-five years of experience in financial accounting for start-up and development companies, as well as reporting for publicly held companies from Silicon Valley and beyond. His chief financial officer level support, including business plan development, capital structure, and day-to-day accounting experience positions Med-X, Inc. for financial success.



JENNIFER MILLS

EXECUTIVE VICE PRESIDENT, CORPORATE SECRETARY, DIRECTOR

Jennifer Mills has been the Executive Vice President, Director and corporate secretary of Med-X, Inc. since its inception, Jennifer Mills has worked for multiple companies in her career as a high-level accounting liaison as well as in Human Resources and project management.

NICK D. PHILLIPS

DIGITAL MARKETING DIRECTOR

Began his career in the Hollywood entertainment world and moved into digital marketing for multiple products in Los Angeles, which led him to The Marijuana Times. He drives The Marijuana Times digital magazine to fill a void in the reporting of the cannabis industry by providing a voice, education and news about the cannabis community. His skill set coupled with his dedication and attention to detail gives The Marijuana Times the leading edge in the industry.



The Med-X, Inc. Team





MATTHEW MILLS
CHAIRMAN
COO / President



DR. DAVID TOOMEY
DIRECTOR
CEO



RON TCHORZEWSKI
DIRECTOR
CFO



JENNIFER MILLS
DIRECTOR
Executive Vice President



DR. ALLAN KURTZ

DIRECTOR

Dr. Allan Kurtz is board-certified in internal medicine and has owned and operated Allan Kurtz, a Professional Medical Corporation, since 1986. Dr. Kurtz has been the Medical Director of Warner Medical Center and the California Center of Longevity Medicine. He is also a long-time member of the American Osteopathic College of Internal Medicine.



DR. MORTON HYSON

DIRECTOR

Dr. Morton Hyson is in private practice as a Board-certified Neurologist in Las Vegas, Nevada. He is also a Clinical Assistant Professor at Touro University in San Francisco, California, where he has been educating since September 2000. His professional affiliations include the American Medical Association, the American Academy of Neurology, the American Academy of Neurological and Orthopedic Surgeons, the American Headache Society.


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Cultivate and Innovate.
Med-X, Inc. - Innovate and Cultivate
Med-X, Inc.
By innovating all-natural products, Med-X will provide safe and healthy cultivation practices and education to the emerging $3 billion cannabis industry. Embrace the future of Med-X by reserving shares today. #InnovateTheEveryday
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Preliminary Offering Circular

OUR MISSION



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With research, development, manufacturing, and media divisions, our mission is to advance the medical and recreational cannabis industry by educating the community and developing products that are safe, effective, and affordable.

Help

Med-X innovates all-natural and alternative solutions to everyday problems. Currently, Med-X products provide effective nontoxic and 100% all-natural pest management products to cannabis cultivators. These same products are currently used widely in the pest control and hospitality arenas nationally.

The Marijuana Times, the media division of Med-X, publishes original content aimed at educating the cannabis community on the medicine, the science, and the world of the cannabis industry. With an all-star management team and experienced doctors at the helm, Med-X is blazing the trail of the green scene with products aimed at helping people to live better lives.

"THE INDUSTRY MAY BE YOUNG,
BUT THE EXPERIENCE WITHIN OUR TEAM IS PRIME."

– MED-X, INC.

WHAT IS MED-X?



Med-X inc.



EDUCATE

Inform the public with The Marijuana Times digital magazine

INNOVATE

Introduce all-natural products like Nature-Cide for cultivation

CULTIVATE

Research and grow medicinal cannabis for testing

EDUCATE

Through **The Marijuana Times** digital magazine, Med-X aims to educate and provide thoughtful and engaging articles and facts about and for the cannabis community.

INNOVATE

Med-X innovates, researches, and develops a variety of natural products that provide safe alternatives to consumers. One Med-X exclusively licensed product **"Nature-Cide All-Purpose Insecticide"** is ready to market to cannabis cultivators nationally.

CULTIVATE

With patient care in mind first, Med-X's **cultivation lab** conducts research and grows medicinal cannabis in various potencies for testing. We aim to ensure that cannabis grown for medical or recreational use is as safe as possible.

PRESS

CANNAFUNDR
CNBC
MJINews
MARIJUANA INVESTOR SUMMIT
REUTERS
THE MARIJUANA TIMES
TRACE ANALYTICS
#WECANNABIS

TRACTION


NATIONAL CANNABIS INDUSTRY ASSOCIATION

Nature-Cide Products Are Approved For the Cultivation of Cannabis in the State of Colorado by the **Colorado Department of Agriculture** and Med-X, Inc. is a Proud Member of the **National Cannabis Industry Association**

WHAT WE DO

We innovate the everyday. The Med-X management team has built a cannabis company that focuses on ancillary products, research and development, and education.

Med-X is focusing on medical applications where real results are coming out of extensive research. Innovation begins with the doctors, scientists, and the experienced management team working together to bring products that impact people's lives in positive ways.

As the legalization of medical and recreational cannabis continues to spread across the country, Med-X is prepared for the unprecedented, explosive growth of the industry by cultivating excellence across all three of its divisions.

> "SOMETIMES NATURE NEEDS A LITTLE SCIENCE."
> – MATTHEW MILLS, COO

THE MARKET

The legalization of medical cannabis is taking over the United States. Oregon, Washington, and Colorado have seen massive tax gains from legalizing recreational use while California's medical system continues to be a model for other states around the country. Soon, more than half of the states in the US will have some medical marijuana legislation.

Twenty-three states have made it legal, and it is pending in fourteen more.

MAP OF CANNABIS LEGALIZATION IN THE UNITED STATES


WASHINGTON D.C.
RECREATIONAL
MEDICINAL & DECRIMINALIZED
MEDICINAL ONLY
DECRIMINALIZED
PENDING LEGALIZATION

THE EXPECTED INDUSTRY REVENUES ARE TOO LARGE TO IGNORE

Cannabis culture has evolved, and new businesses will emerge, and infrastructure is necessary.



Billions
$37B
$11B
2020
$3B
Current value (2015)
Projected value of US retail sales, if the federal government were to legalize cannabis

Legal cannabis industry is expected to out-earn the US film industry, the organic foods industry, and more than triple the revenues of the NFL COMBINED.



USDA ORGANIC
3x NFL

As more states legalize medical and recreational cannabis, the demand for Med-X's quality products is growing. Innovation is where Med-X excels, and Med-X consumer-ready products support the expansion of the industry.

State by state, new requirements for contaminant testing and product potency are affecting cultivators who handle pests and molds with harmful and toxic treatments of the past. As laws remove harmful and poisonous pesticides from the cultivation facilities and require nontoxic treatments, Nature-Cide is positioned to become an industry standard for organic pest control management.

Until the industry receives federal recognition and official legislation, patients and cannabis users are exposed to products that have been cultivated using the ways of the past and by cultivators interested in quantity over quality. Until there is a federal regulatory body for medical cannabis, patients, and recreational users have no way to know where their product comes from or whether or not it was treated with toxic pest repellents. Patients using strains that have been treated with Med-X's Nature-Cide green pest-control products will know their medicine is safe, even without a government stamp.


Med-X
APPROVED

THE OPPORTUNITY

As the landscape of cannabis cultivation is changing, so is the landscape for equity crowdfunding. For the first time in history, everyone has the chance to own a piece of a start-up company and we want you to join us on our amazing journey.

The cannabis industry has tremendous potential and our products are ready for cultivators who are looking to meet growing demand. With the hospitality and commercial pest control venues using and recommending Nature-Cide nationally, Med-X has created a perfect jump-off point into cannabis cultivation. Management's track record with product development coupled with multiple national distribution relationships presents the opportunity for success.

Now is a great time to consider reserving shares in Med-X as we are positioned to embrace and benefit from the booming cannabis industry.



THE MARIJUANA TIMES

A PREMIER CANNABIS DESTINATION

WWW.MARIJUANATIMES.ORG

Ballots are heating up with cannabis laws, new businesses are sprouting up to provide products and supplies, and we believe we have the tools to capitalize on the massive growth of the cannabis industry. Make history with us and indicate your interest in Med-X as we take this industry by storm.

"CANNABIS SALES ARE JUST THE TIP OF THE ICEBERG."
– MARIJUANA BUSINESS DAILY


$3.1 BILLION
RETAIL DISPENSARY SALES
$8 BILLION
ADDITIONAL ECONOMIC VALUE GENERATED BY ENTIRE CANNABIS INDUSTRY ON LEGAL RETAIL SALES
TOTAL REVENUE
$11.1 BILLION
$3.1 B
$
RETAIL
ANCILLARY AND SUPPORT
$$
$8 B


FOR EVERY $1.00 OF LEGALLY SOLD CANNABIS
WE GET $2.60 OF ECONOMIC VALUE FOR U.S. ECONOMY

Thanks to the rapid growth of the cannabis industry, new trends have developed to better support this growth.

Multi-state licensing is crucial to national cannabis brands finding lasting success. States are beginning to require product potency and contaminant testing to ensure consumer safety, and new laboratories are emerging to meet these needs.


THE MEDICAL CANNABIS INDUSTRY CURRENTLY EMPLOYS
46,000 TO 60,000
PEOPLE IN THE U.S.

The landscape of cultivation is changing as licensed facilities grow in size and numbers to meet the booming medical and recreational demand for cannabis.


MED-X TIMELINE
2009-2014
Nature-Cide undergoes 5 years of R&D as well as proving effectiveness in 3rd party laboratory settings
2014
Matthew Mills and CFO Ron Tchorzewski become licensed agricultural pest control applicators in the state of California
2014
Registers Nature-Cide All-Purpose with EPA in 30 States and District of Columbia where required
2014
Agriculture Dept. of Colorado approves Nature-Cide All Purpose products for use on cannabis
2014
Nature-Cide consumer products become available to purchase on several e-commerce outlets
Feb 2014
Med-X, Inc. is founded
Nature-Cide
Sep 2014
Med-X, Inc. signs exclusive Nature-Cide deal to bring new cannabis industry standards to cultivation

Feb 2015
Cultivation lab opens and research begins

Nature-Cide begins commercial distribution into hospitality and pest control



Apr 2015
Dr. Allan Kurtz and Dr. Morton Hyson appointed to Med-X, Inc.'s Board of Directors



Jun 2015
Filed patent for insecticidal soil

Aug 2015
Opened Med-X, Inc. HQ in Los Angeles

Sep 2015
COO Matthew Mills speaker lecturing and Shark Panel member of Canna-Pitch at the Marijuana Investor Summit in Los Angeles

Nov 2015
Harlequin strain cultivation, grafting and cloning for CBD potent strains





Sep 2015
Nature-Cide is allowed by the Washington State Department of Agriculture for use on cannabis

Nov 2015
Education for extraction of CBD and THC concentrates completed





Nov 2015
Med-X, Inc. announces qualification to sell securities through Regulation A+ equity crowdfunding

COO Matthew Mills Speaker lecturing on Reg A+ and 506c capital raising at the Marijuana Investor Summit's Cannabis Capital Growth Conference in Las Vegas

Dec 2015
Company orders CBD and THC extraction machinery

Dec 2015
Equity crowdfunding campaign

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MARIJUANA INVESTOR SUMMIT

MED-X 2016 & 2017 PROJECTIONS

Nature-Cide used nationally in indoor and outdoor cultivation centers



Med-X to begin acquisition of targeted ancillary products and product companies



Anticipate cannabis becoming federally recognized as a Schedule II substance

Anticipate legalization of all cannabis in 2017



Med-X plans to open and acquire multiple cultivation centers

Med-X plans to distribute all-natural medical grade cannabis

> "YOU'RE NOT JUST INVESTING IN A CANNABIS COMPANY, YOU'RE INVESTING IN **GREEN MEDICINE.**"
> – DR. DAVID TOOMEY, CEO

NEW CANNA-BUSINESS

Cannabis cultivation materials, supplies, and medical research are deemed to grow into billion dollar industries on their own in a matter of years.

THE MARIJUANA TIMES

Our media magazine, **The Marijuana Times**, will draw advertisers and partners to this space in a market where many outlets block the promotion of cannabis related ads.

GREEN MEDICAL RESEARCH & DEVELOPMENT

Our research and development of medical grade strains and potencies will play a long-term role in the business model and eventually distribute cannabis to the medical community.

CANNABIS ANCILLARY PRODUCTS

Med-X is poised to dominate the market with one of the only tested and proven green alternative to pest control that will meet the new State licensing standards. Cultivation centers and growers will need a non-toxic solution, and that solution is Nature-Cide.

FIRST TO MARKET TO EVERYONE

The industry is expanding. We have the right products, the right timing, and the right team in place to maximize our impact. We are first in the cannabis sector to bring this opportunity to the people.

GLOBAL IMPACT

Disrupting an industry, educating the public, and providing safe, effective patient care is our mission. We are working to make the world a better place through each and every division of our company. And that is why we are going to be a smart investment.

> "OUR DESIRE TO **INNOVATE ALL-NATURAL** SOLUTIONS WILL NEVER WAIVER. OUR PASSION FOR EDUCATING WILL FUEL OUR DEVELOPMENT. OUR MISSION TO **CULTIVATE** NATURAL AND EFFECTIVE **MEDICINE** WILL BRING LASTING **CHANGE.**"
>
> –MED-X, INC.

We are scientists, doctors, and passionate business professionals who want to help the world and provide cleaner, safer, and more effective ways to reap the many benefits of medical cannabis.

Med-X, Inc. is already working on various stages of automation that will change the cannabis market forever and you can be a part of it today.

MEET THE TEAM

DR. DAVID TOOMEY – CEO, DIRECTOR



CEO and Director of Med-X, Inc. since inception. Dr. David Toomey's professional life has been spent as a family physician for more than 24 years and a Hospice Medical Director for the last decade. Over his many years as a physician, Dr. Toomey has also worked as a clinical investigator developing and testing, in clinical trials for multiple companies including major pharmaceutical companies.



MATTHEW MILLS - COO, PRESIDENT, CHAIRMAN OF THE BOARD OF DIRECTORS

COO and President of Med-X, Inc. since inception, Matthew Mills is the company's visionary, he utilizes and implements his vast experience and knowledge in product development, operations, business development, manufacturing, marketing and crowdfunding to position the company for short-term and long-term growth.

RONALD J. TCHORZEWSKI - CFO, DIRECTOR



CFO and Director Med-X, Inc. since inception, Ron Tchorzewski has over thirty-five years of experience in financial accounting for start-up and development companies, as well as reporting for publicly held companies from Silicon Valley and beyond. His chief financial officer level support, including business plan development, capital structure, and day-to-day accounting experience positions Med-X, Inc. for financial success.



JENNIFER MILLS - EXECUTIVE VICE PRESIDENT, CORPORATE SECRETARY, DIRECTOR

Jennifer Mills has been the Executive Vice President, Director and corporate secretary of Med-X, Inc. since its inception. Jennifer Mills has worked for multiple companies in her career as a high-level accounting liaison as well as in Human Resources and project management.

NICK PHILLIPS - DIGITAL MARKETING MANAGER AND EDITOR IN CHIEF



Began his career in the Hollywood entertainment world and moved into digital marketing for multiple products in Los Angeles, which led him to The Marijuana Times. He drives The Marijuana Times digital magazine to fill a void in the reporting of the cannabis industry by providing a voice, education and news about the cannabis community. His skill set coupled with his dedication and attention to detail gives The Marijuana Times the leading edge in the industry.

BOARD OF DIRECTORS



MATTHEW MILLS
Chairman
COO and President



DR. DAVID TOOMEY
Director
CEO



RON TCHORZEWSKI
Director
CFO



JENNIFER MILLS
Director
Executive Vice President



DR. ALLAN KURTZ - DIRECTOR

Dr. Allan Kurtz is board-certified in internal medicine and has owned and operated Allan Kurtz, a Professional Medical Corporation, since 1986. Dr. Kurtz has been the Medical Director of Warner Medical Center and the California Center of Longevity Medicine. He is also a long-time member of the American Osteopathic College of Internal Medicine.



DR. MORTON HYSON - DIRECTOR

Dr. Morton Hyson is in private practice as a Board-certified Neurologist in Las Vegas, Nevada. He is also a Clinical Assistant Professor at Touro University in San Francisco, California, where he has been educating since September 2000. His professional affiliations include the American Medical Association, the American Academy of Neurology, the American Academy of Neurological and Orthopedic Surgeons, the American Headache Society.


Med-X

"EMBRACE THE FUTURE OF **CANNABIS.**
IT IS TIME TO **MAKE IT HAPPEN.**"
– MED-X, INC.

FAQ

All Economic Value details, including future projections, employment numbers and or statistics, are sourced from The 2015 Marijuana Business Fact Book. Produced by the Marijuana Business Daily. Industry and revenue statistics are sourced from the 2014 ArcView Market Research Report.

What is Reg A+ Equity Crowdfunding?
In June 2015, the final Regulation A+ rules under Title IV of the JOBS Act of 2012 became effective, after approval by the Securities and Exchange Commission, paving the way for companies like MED-X, INC. to raise up to $50 million from both accredited and non-accredited investors.

What is does "Reserving Shares" mean?
MED-X, INC. has already been qualified by the SEC to sell shares to the public and is considering offering through the StartEngine platform. Once this specific offering for fundraising on the StartEngine platform is qualified, MED-X, INC. will offer shares to reservation holders first and then to the general public.

How does it work?
It only takes a minute to join the StartEngine site and by clicking on the green "Reserve My Share" button in the top right corner of the page, you indicate your interest in MED-X, INC.'S offering. So, don't miss out on the opportunity to get in early as an equity stakeholder by taking this first step today.

Why is it important to reserve your shares today?
The share reservation process and your reservation made today are designed to aid MED-X, INC. in determining the dollar amount of the securities that it should offer to be sold through StartEngine in the near future.

MED-X, INC. does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA). The company does grow cannabis for research and development purposes only.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. THE SEC HAS QUALIFIED THAT OFFERING STATEMENT, WHICH ONLY MEANS THAT THE COMPANY MAY MAKE SALES OF THE SECURITIES DESCRIBED BY THE OFFERING STATEMENT. IT DOES NOT MEAN THAT THE SEC HAS APPROVED, PASSED UPON THE MERITS OR PASSED UPON THE ACCURACY OR COMPLETENESS OF THE INFORMATION IN THE OFFERING STATEMENT. YOU MAY OBTAIN A COPY OF THE OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:

MED-X, INC. 8326 REMMET AVENUE CANOGA PARK, CA 91304 - YOU SHOULD READ THE OFFERING CIRCULAR BEFORE MAKING ANY INVESTMENT.

THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, MED-X, INC., ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO MED-X, INC.'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. MED-X, INC. DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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